Fibrocell Announces First Subjects Enrolled in Phase I/II Clinical Trial of FCX-007 for Treatment of Recessive Dystrophic Epidermolysis Bullosa

Phase I Data Expected in the Second Half of 2017

EXTON, PA - July 27, 2016 - Fibrocell Science, Inc. (NASDAQ: FCSC) today announced that the first two adult subjects were enrolled in the Phase I/II clinical trial of FCX-007 for the treatment of Recessive Dystrophic Epidermolysis Bullosa (RDEB). FCX-007 is Fibrocell’s orphan gene-therapy product candidate for the treatment of RDEB, a devastating, painful, blistering skin disease with a high mortality rate.

“Enrollment of the first patients is an important milestone for Fibrocell and the RDEB community in the advancement of FCX-007, potentially the first therapy to treat the underlying cause of RDEB,” said David Pernock, Chairman and Chief Executive Officer of Fibrocell.

Fibrocell now expects to dose the first subject in this trial at the end of 2016. Additional adult subjects will be dosed after a required 90-day waiting period is complete to ensure there are no safety concerns for the first dose of the new gene-therapy product. Three-month post-treatment follow-up data for safety, mechanism of action and efficacy for the adult subjects in the Phase I portion of this trial are expected in the second half of 2017, as well as six-month data for a cohort of this group.

About the Phase I/II Clinical Trial

The primary objective of this open-label, Phase I/II clinical trial is to evaluate the safety of FCX-007 in RDEB subjects.  Additionally, the trial will evaluate type VII collagen expression and the presence of anchoring fibrils resulting from FCX-007, as well as evidence of wound healing.  Six adult subjects are expected to be treated with FCX-007 in the Phase I portion of the trial and six pediatric subjects in the Phase II portion of the trial.  Prior to enrolling pediatric subjects, Fibrocell is required to obtain allowance from the U.S. Food and Drug Administration and submit evidence of FCX-007 activity in adult subjects and final data from its ongoing toxicology study.

About FCX-007

FCX-007 is Fibrocell's clinical-stage, orphan gene-therapy product candidate for the treatment of recessive dystrophic epidermolysis bullosa (RDEB), a congenital and progressive skin disease caused by the deficiency of the protein type VII collagen (COL7). FCX-007 is a genetically-modified autologous fibroblast that encodes the gene for COL7 and is being developed in collaboration with Intrexon Corporation. By genetically modifying autologous fibroblasts ex vivo to produce COL7, culturing them and then treating wounds locally via injection, FCX-007 offers the potential to address the underlying cause of the disease by providing high levels of COL7 directly to the affected areas while avoiding systemic distribution. To learn more about the FCX-007 Phase I/II clinical trial, please visit www.clinicaltrials.gov and search the identifier NCT02810951.

About Recessive Dystrophic Epidermolysis Bullosa (RDEB)

Recessive dystrophic epidermolysis bullosa (RDEB) is the most severe form of dystrophic epidermolysis bullosa (DEB), a congenital, progressive, devastatingly painful and debilitating genetic disorder that often leads to death. RDEB is caused by a mutation of the COL7A1 gene, the gene which encodes for type VII collagen, a protein that forms anchoring fibrils. Anchoring fibrils hold together the layers of skin, and without them, skin layers separate causing severe blistering, open wounds and scarring in response to any kind of friction, including normal daily activities like rubbing or scratching. Children who inherit the condition are often called "butterfly children" because their skin is as fragile as a butterfly's wings.  We estimate there are approximately 1,100 - 2,500 RDEB patients in the U.S.  Currently, treatments for RDEB address only the sequelae, including daily bandaging, hydrogel dressings, antibiotics, feeding tubes and surgeries.

About Fibrocell

Fibrocell is an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs for diseases affecting the skin and connective tissue.  Fibrocell’s most advanced orphan gene-therapy product candidate, FCX-007, is entering a Phase I/II trial for the treatment of recessive dystrophic epidermolysis bullosa (RDEB). Fibrocell is in pre-clinical development of FCX-013, its orphan gene-therapy product candidate for the treatment of linear scleroderma.  Both FCX-007 and FCX-013 are being developed in collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology. In addition, Fibrocell and Intrexon are in collaboration to develop a gene therapy for the treatment of arthritis and related conditions.  For more information, visit www.fibrocell.com or follow us on Twitter at @Fibrocell.

Trademarks

Fibrocell, the Fibrocell logo and Fibrocell Science are trademarks of Fibrocell Science, Inc. and/or its affiliates. All other names may be trademarks of their respective owners.

Forward-Looking Statements

This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: Fibrocell’s expectations regarding the timing of the completion of adult subject enrollment, dosing and reporting of results for the Phase I portion of the Phase I/II clinical trial of FCX-007; the potential advantages of Fibrocell’s product candidates; and other statements regarding Fibrocell’s future operations, financial performance and financial position, prospects, strategies, objectives and other future events.

Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others: Fibrocell’s ability to obtain additional capital to fund its operations; uncertainties and delays relating to the initiation, enrollment and completion of pre-clinical and clinical trials; whether pre-clinical and clinical trial results will validate and support the safety and efficacy of Fibrocell’s product candidates; FDA allowance to enroll pediatric subjects in the Phase II portion of the Phase I/II clinical trial of FCX-007; Fibrocell’s ability to maintain its collaboration with Intrexon Corporation; and the risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in Fibrocell’s most recent Form 10-K filing. As a result, you are cautioned not to place undue reliance on any forward-looking statements. While Fibrocell may update certain forward-looking statements from time to time, Fibrocell specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise.

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Investor Relations Contact:
John Woolford
Westwicke Partners
443.213.0506
john.woolford@westwicke.com